Exhibit 99.1

Watson Wyatt Worldwide Reports Second Quarter EPS of $0.93

Full-year EPS guidance confirmed

ARLINGTON, Va.--(BUSINESS WIRE)--February 5, 2009--Watson Wyatt Worldwide, Inc. (NYSE, NASDAQ:WW), a leading international human capital and financial management consulting firm, today announced financial results for the second quarter of fiscal year 2009, which ended December 31, 2008.

Revenues were $436.4 million for the quarter, a decrease of 2% (an increase of 6% on a constant currency basis) from second quarter of fiscal 2008 revenues of $447.0 million. Net income for the second quarter of fiscal 2009 was $39.6 million, or $0.93 per diluted share, an increase from $36.8 million or $0.82 per diluted share in the prior-year second quarter. When compared to the prior-year second quarter, exchange rates had a negative impact of $0.08 on diluted net income per share.

“We’re pleased to have achieved year-over-year earnings growth this quarter, in light of the economic and foreign currency headwinds,” said John Haley, president and chief executive officer. “All of our segments grew on a constant currency basis, with strong performance in our insurance & financial services, technology & administration solutions and benefits groups. Our balance sheet and cash flow remain strong.

“We responded to the financial crisis by quickly reaching out to our clients, understanding their challenges, and tailoring our services to their needs. We’re going to continue to stay close to our clients and manage our business conservatively. As the economic conditions have varying effects on our segments, we are closely monitoring our costs in those areas where there is pressure on our growth.”

Operating Highlights

  Benefits Group revenues (representing 55% of second-quarter revenues) were $240 million for the second quarter of fiscal 2009, a decrease of 2% (increase of 7% constant currency) from $244 million in the prior-year second quarter. The reported decrease in revenues was due primarily to the strengthening of the U.S. dollar against the British pound and the Euro. The constant currency increase in revenues was largely due to increased demand for retirement consulting services.
  Technology and Administration Solutions Group revenues (representing 12% of second-quarter revenues) were $51 million for the second quarter of fiscal 2009, an increase of 3% (12% constant currency) from $50 million in the prior-year second quarter. Revenues increased in both North America and Europe. In North America, revenues increased due to additional projects at existing clients as well as an increase in the number of projects in on-going service delivery. In Europe, revenues increased due to new clients.
  Human Capital Group revenues (representing 12% of second-quarter revenues) were $51 million for the second quarter of fiscal 2009, a decrease of 4% (increase of 1% constant currency) from $53 million in the prior-year second quarter. The reported decrease in revenues was due primarily to the strengthening of the U.S. dollar against the British pound and the Euro. The constant currency increase in revenues is due primarily to an increase in demand in Europe.
  Insurance & Financial Services Group revenues (representing 8% of second-quarter revenues) were $34 million for the second quarter of fiscal 2009, an increase of 14% (28% constant currency) from $30 million in the prior-year second quarter. The increase in revenues was due primarily to a large project that resulted from the turmoil in the financial services sector.
  Investment Consulting Group revenues (representing 9% of second-quarter revenues) were $37 million for the second quarter of fiscal 2009, a decrease of 12% (increase of 5% constant currency) from $42 million in the prior-year second quarter. The reported decrease in revenues was due primarily to the strengthening of the U.S. dollar against the British pound and the Euro. The constant currency increase in revenues was largely due to increased demand for investment strategy advice.

Outlook for Fiscal Year 2009

After consideration of the volatile foreign exchange markets, the company expects fiscal 2009 revenues in the range of $1.67 billion to $1.72 billion and earnings per diluted share in the range of $3.50 to $3.57. This guidance includes up to $0.35 of foreign currency translation losses from the strengthening of the U.S. dollar. This guidance also anticipates that over the remainder of our fiscal year £1.00 maintains a minimum average value of approximately $1.30 and €1.00 maintains a minimum average value of approximately $1.20.

For the third quarter of fiscal 2009, and after consideration of the volatile foreign exchange markets, the company expects to report revenues in the range of $420 million to $430 million and earnings per diluted share in the range of $0.88 to $0.92. This guidance includes up to $0.15 of foreign currency translation losses from the strengthening of the U.S. dollar. As noted above, this guidance anticipates that in our third quarter of fiscal 2009 £1.00 maintains a minimum average value of approximately $1.30 and €1.00 maintains a minimum average value of approximately $1.20.

Conference Call

The company will host a live webcast and conference call to discuss the financial results for the second quarter of fiscal 2009. It will be held on Thursday, February 5, 2009, beginning at 9:00 a.m. Eastern Time, and can be accessed via the Internet by going to the Investor Relations section of www.watsonwyatt.com. The replay of the webcast will be available two hours after the live call for a period of three months. The replay also will be available for one week after the call by dialing 617-801-6888 and using confirmation number 65678869.

Forward-Looking Statements

Statements in this press release regarding projections and expectations of future earnings, revenues, operations, business trends and other such items are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to management. Because such statements are based on expectations and are not statements of fact, actual events and results may differ materially from those projected. A number of risks and uncertainties exist which could cause actual results to differ materially from the results reflected in these forward-looking statements. Such factors include but are not limited to foreign currency exchange and interest rate fluctuations; general economic and business conditions that adversely affect us or our clients; a significant decrease in the demand for the consulting, actuarial and other services we offer as a result of changing economic conditions or other factors; the company’s ability to integrate the operations of acquired businesses into our own business, processes and systems, and achieve the anticipated results; our continued ability to recruit and retain qualified associates; the success of our marketing, client development and sales programs; our ability to maintain client relationships and to attract new clients; declines in demand for our services; outcomes of pending or future litigation and the availability and capacity of professional liability insurance to fund pending or future judgments or settlements; the ability of the company to obtain professional liability insurance; actions by competitors offering human resources consulting services, including public accounting and consulting firms, technology consulting firms and internet/intranet development firms; our continued ability to achieve cost reductions; exposure to liabilities of acquired businesses that have not been expressly assumed; the level of capital resources required for future acquisitions and business opportunities; regulatory developments abroad and domestically that impact our business practices; legislative and technological developments that may affect the demand for or costs of our services; and other factors discussed under "Risk Factors" in the company’s Annual Report on Form 10-K for the year ended June 30, 2008 and filed on August 15, 2008, with the Securities and Exchange Commission. These statements are based on assumptions that may not come true. All forward-looking disclosure is speculative by its nature. The company undertakes no obligation to update any of the forward-looking information included in this report, whether as a result of new information, future events, changed expectations or otherwise.

About Watson Wyatt Worldwide

Watson Wyatt (NYSE, NASDAQ: WW) is the trusted business partner to the world's leading organizations on people and financial issues. The firm’s global services include: managing the cost and effectiveness of employee benefit programs; developing attraction, retention and reward strategies; advising pension plan sponsors and other institutions on optimal investment strategies; providing strategic and financial advice to insurance and financial services companies; and delivering related technology, outsourcing and data services. Watson Wyatt has 7,700 associates in 32 countries and is located on the Web at www.watsonwyatt.com.

WATSON WYATT WORLDWIDE, INC.
Condensed Consolidated Statements of Operations
(Thousands of U.S. Dollars, Except Per Share Data)
(Unaudited)

	Three months ended December 31,		Six months ended December 31,
	2008	2007	2008	2007

Revenue	$436,389	$447,032	$862,515	$848,719

Costs of providing services:
Salaries and employee benefits	246,648	249,073	482,527	468,436
Professional and subcontracted services	25,564	29,293	51,879	54,820
Occupancy, communications and other	46,316	49,307	96,313	93,232
General and administrative expenses	43,206	41,791	87,093	86,096
Depreciation and amortization	18,870	17,626	37,734	34,960
	380,604	387,090	755,546	737,544

Income from operations	55,785	59,942	106,969	111,175

Income (Loss) from affiliates	1,070	(1,499)	2,765	(574)
Interest expense	(1,059)	(1,969)	(1,628)	(4,227)
Interest income	322	927	1,353	2,771
Other non-operating income	1,699	186	1,680	275

Income before income taxes	57,817	57,587	111,139	109,420

Provision for income taxes	18,266	20,806	36,428	38,195

Net income	$39,551	$36,781	$74,711	$71,225

Earnings per share:
Net income - Basic	$0.93	$0.87	$1.75	$1.68
Net income - Diluted	$0.93	$0.82	$1.75	$1.60

Weighted average shares of common stock, basic (000)	42,571	42,338	42,753	42,313
Weighted average shares of common stock, diluted (000)	42,616	44,649	42,804	44,652

WATSON WYATT WORLDWIDE, INC.
Supplemental Segment Data
(Thousands of U.S. Dollars)

	Three Months Ended December 31,		Six Months Ended December 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Revenue (net of reimbursable expenses)
Benefits Group	$239,984	$244,096	$477,797	$470,665
Technology and Administration Solutions Group	50,992	49,570	98,902	90,047
Human Capital Group	51,454	53,450	101,056	96,164
Insurance & Financial Services Group	34,486	30,331	62,293	58,332
Investment Consulting Group	37,492	42,362	79,599	82,306
Total segment revenue	414,408	419,809	819,647	797,514
Other, including reimbursable expenses	21,981	27,223	42,868	51,205
Consolidated revenue	$436,389	$447,032	$862,515	$848,719

Net operating income
Benefits Group	$71,606	$63,883	$134,796	$120,933
Technology and Administration Solutions Group	14,419	16,431	27,279	24,810
Human Capital Group	10,110	12,538	16,952	18,125
Insurance & Financial Services Group	10,065	(296)	10,899	1,154
Investment Consulting Group	8,411	14,613	20,930	28,734
Total segment net operating income	114,611	107,169	210,856	193,756
Discretionary compensation	(56,415)	(52,490)	(98,673)	(93,880)
Other income (expense), net	(379)	2,908	(1,044)	9,544
Income before income taxes	$57,817	$57,587	$111,139	$109,420

	December 31,
	2008	2007
	(Unaudited)
Associates (full-time equivalents)
Benefits Group	3,360	3,220
Technology and Administration Solutions Group	890	815
Human Capital Group	920	830
Insurance & Financial Services Group	420	425
Investment Consulting Group	560	450
Other (including Communication)	460	425
Business Services (includes Corporate and Field Support)	1,120	1,055
Total	7,730	7,220

WATSON WYATT WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(Thousands of U.S. Dollars, Except Share Data)
(Unaudited)

	December 31,	June 30,
	2008	2008

Assets
Cash and cash equivalents	$73,878	$124,632
Receivables from clients:

Billed, net of allowances of $8,965 and $8,544	231,660	239,593
Unbilled, at estimated net realizable value	114,368	126,163
	346,028	365,756

Deferred income taxes	19,324	18,576
Other current assets	59,845	48,523
Total current assets	499,075	557,487

Investment in affiliates	17,430	8,526
Fixed assets, net	176,347	184,684
Deferred income taxes	71,768	72,572
Goodwill	504,164	634,176
Intangible assets, net	175,742	236,767
Other assets	13,688	21,764

Total Assets	$1,458,214	$1,715,976

Liabilities
Accounts payable and accrued liabilities, including discretionary compensation	$275,236	$381,784
Income taxes payable and deferred	3,251	3,462
Total current liabilities	278,487	385,246

Revolving credit facility	60,641	-
Accrued retirement benefits	201,669	209,168
Deferred rent and accrued lease losses	29,298	29,239
Deferred income taxes and other long term tax liabilities	11,714	13,430
Other noncurrent liabilities	74,273	94,498

Total Liabilities	656,082	731,581

Commitments and contingencies

Stockholders' Equity
Preferred Stock - No par value:
1,000,000 shares authorized; none issued and outstanding	-	-
Class A Common Stock - $.01 par value:
99,000,000 shares authorized; 43,813,451 and 43,813,451 issued and 42,584,049 and 43,578,268 outstanding	438	438
Additional paid-in capital	453,630	456,681
Treasury stock, at cost - 1,229,402 and 235,183 shares	(67,290)	(13,222)
Retained earnings	543,283	474,961
Accumulated other comprehensive (loss)/income	(127,929)	65,537
Total Stockholders' Equity	802,132	984,395

Total Liabilities and Stockholders' Equity	$1,458,214	$1,715,976

WATSON WYATT WORLDWIDE, INC.
Condensed Consolidated Statements of Cash Flows
(Thousands of U.S. Dollars)
(Unaudited)

	Six months ended December 31,
	2008	2007

Cash flows from operating activities:
Net income	$74,711	$71,225
Adjustments to reconcile net income to net cash (used in)/from operating activities:
Provision for doubtful receivables from clients	3,481	7,706
Depreciation	30,329	26,948
Amortization of intangible assets	7,405	8,012
Provision for (benefit from) deferred income taxes	56	2,024
(Income)/loss from affiliates	(2,765)	574
Other, net	2,485	1,379
Changes in operating assets and liabilities, net of business acquisitions
Receivables from clients	16,247	(29,215)
Other current assets	(11,322)	(13,921)
Other assets	4,831	727
Accounts payable and accrued liabilities	(92,291)	(26,682)
Income taxes payable	214	1,431
Accrued retirement benefits	(7,500)	4,308
Deferred rent and accrued lease losses	59	(2,320)
Other noncurrent liabilities	(22,238)	(3,924)
Cash flows from operating activities:	3,702	48,272

Cash flows used in investing activities:
Business acquisitions and contingent consideration payments	(518)	(134,748)
Purchases of fixed assets	(19,045)	(12,844)
Capitalized software costs	(10,322)	(12,256)
Investment in affiliates	(2,041)	(1,914)
Distribution from affiliates	118	-
Contingent proceeds from divestitures	1,680	275
Cash flows used in investing activities:	(30,128)	(161,487)

Cash flows used in financing activities
Borrowings under Credit Facility	60,641	2,000
Dividends paid	(6,389)	(6,360)
Repurchases of common stock	(77,442)	(28,282)
Issuances of common stock and excess tax benefit	3,439	7,504
Cash flows used in financing activities	(19,751)	(25,138)

Effect of exchange rates on cash	(4,577)	(6,250)

Decrease in cash and cash equivalents	(50,754)	(144,603)

Cash and cash equivalents at beginning of period	124,632	248,186

Cash and cash equivalents at end of period	$73,878	$103,583

Supplemental disclosures:
Cash paid for interest	$1,650	$4,227
Cash paid for income taxes, net of refunds	$31,411	$33,808

CONTACT:
Watson Wyatt
Mary Malone
Investor Relations
703-258-7841